                                                                EXHIBIT 10.6

              FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT BETWEEN
                 CENTURY SERVICES, INC. AND MICHAEL C. HIGGINS

     THIS FIRST AMENDMENT is made on May 21, 1997, between CENTURY SERVICES, INC., a Maryland corporation (the "Company"), and Michael C. Higgins, an individual resident of the State of Maryland (the "Executive").

                                   BACKGROUND

     The Company and the Executive entered into an employment agreement (the "Agreement") on November 6, 1996.

     The Company and the Executive now desire to amend the Agreement to provide for an annual base salary schedule and a bonus of fifty percent of base salary to be paid twenty-five percent in cash and seventy-five percent in shares of common stock, par value $.001, of the Company (the "Common Stock").

     The Company and the Executive also desire to amend the Agreement to allow the Compensation Committee of the Company the discretion to award any or all of the bonus in the event the Executive does not attain the performance criteria or is terminated by the Company before the end of the year in which the Executive is to be paid and to remove restrictions in the Agreement that prevent the Executive from receiving incentives under the incentive plans maintained by the Company.

                                   AMENDMENT

     NOW, THEREFORE, the parties agree that the Agreement is amended, effective January 1, 1997, as follows:

1.   By deleting Section 2.1 in its entirety and substituting the following:

          "2.1  Cash Compensation.  For all services to be rendered by the
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     Executive under this Agreement, the Company will pay the Executive the following amounts, which payment will be subject to withholdings for local, state and federal taxes, social security, and other deductions required by law or the policies of the Company, from time to time in effect:

               (a) Base Salary.  The Company will pay the Executive an annual
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          gross salary (the "Base Salary") for each fiscal year of the Company at the following annual rates:

                  Fiscal Year  Base Salary
                  -----------  -----------

                       1997       $150,000
                       1998       $175,000
                       1999       $200,000

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               The Base Salary will be payable on the Company's standard salary payment schedule for executive level employees.

               (b)  Bonus.  For each of fiscal year 1997, 1998, and 1999, if the
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          Executive remains an employee of the Company on the last day of such fiscal year, Executive will be eligible to receive a bonus of 100 percent of Base Salary if he achieves all performance criteria established by the Compensation Committee of the Company. Each bonus will be payable as soon as administratively feasible after the Company's audited financial statements for the applicable fiscal year become available. The performance criteria for fiscal year 1997 have been established as follows: (1) if the Company attains gross revenues of at least $9 million as shown in the Company's audited financial statements, the Executive will receive a bonus of fifty percent (50%) of Base Salary, and in addition, (2) if the Company attains net income before interest, taxes, and amortization (EBITA) of $200,000 as shown in the Company's audited financial statements, the Executive will receive an additional bonus of fifty percent (50%) of Base Salary. Such bonus for 1997 will be payable twenty-five percent (25%) in cash and seventy-five percent (75%) in shares of common stock, par value $.001, of the Company ("Common Stock"). The number of shares of Common Stock the Executive will receive pursuant to the bonus formula will be equal to (a) the dollar amount of the bonus payable in the form of shares of Common Stock divided by (b) the average trade price per share of Common Stock over the last ten trading days of the fiscal year for which the shares of Common Stock are granted. In the event the Executive does not achieve the performance criteria, or any part thereof, for the fiscal year, the Compensation Committee of the Company will have the authority and discretion to award the bonus, or any part thereof. The Compensation Committee of the Company may, in its discretion, award the Executive the bonus, or any part thereof, in the event the Executive is terminated by the Company prior to the end of a fiscal year. For fiscal years 1998 and 1999, the Compensation Committee of the Company will, no later than 90 days after the beginning of the fiscal year, set new performance criteria and establish the percentage of the bonus for such year to be paid in cash or shares of Common Stock and will promptly communicate the performance criteria and the payment percentages to the Executive, thereafter.

2. By adding the following before the period (".") at the end of the first sentence of Section 3.4:

     ";provided, however, that such payments will be reduced by any severance, life insurance, or disability payments to the Executive, his beneficiary, or estate that are provided under any plan, program, or policy of the Company or an affiliate, except to the extent the premiums associated with such payments were paid by the Executive."
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     Except as specifically provided herein, the Agreement will remain in full force and effect as prior to this First Amendment.

     The parties have caused this First Amendment to be executed as of the day and year first above written.



                              CENTURY SERVICES, INC.



                         By:         /s/ James McCubbin
                                 ------------------------------
                                 James McCubbin
                                 Vice President

                              EXECUTIVE


                                     /s/ Michael C. Higgins
                                 -----------------------------
                                 Michael C. Higgins